Stifel Reports May 2025 Operating Data

ST. LOUIS, MO, June 26, 2025 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for May 31, 2025 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “In May, recruiting and market appreciation drove a 3% increase in total client assets and a 4% increase in fee-based assets. Client money market and insured product levels decreased less than 1% during the month primarily due to lower Smart Rate balances as Sweep balances experienced a slight decline. Investment banking activity was negatively impacted by increased market volatility in April, but we have seen momentum increase and our pipelines build throughout the quarter as markets have stabilized. As a result, we anticipate investment banking revenue in the quarter to be down approximately 10% from the second quarter of 2024 but we remain cautiously optimistic for the full year 2025.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	5/31/2025	5/31/2024	4/30/2025	5/31/2024	4/30/2025

Total client assets	$501,357	$465,959	$485,551	8%	3%

Fee-based client assets	$199,078	$176,461	$190,545	13%	4%

Private Client Group fee-based client assets	$173,557	$154,544	$166,029	12%	5%

Bank loans, net (includes loans held for sale)	$21,204	$19,822	$21,536	7%	(2)%

Client money market and insured product (1)	$25,827	$26,230	$26,073	(2)%	(1)%

(1)	Includes Sweep deposits, Smart Rate deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners and Miller Buckfire business divisions; Keefe, Bruyette & Woods, Inc.; and Stifel Independent Advisors, LLC; in Canada through Stifel Nicolaus Canada Inc.; and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations